Exhibit 99.1
Horsehead Holding Corp. Announces the Successful Completion of Its Common Stock Offering, Including the Full Exercise of the Underwriters’ Over-allotment Option
Pittsburgh, PA, September 16, 2009 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation and a leading U.S. zinc producer and recycler of hazardous waste, today announced the successful completion of its previously announced underwritten public offering of 8,050,000 shares of common stock at $10.50 per share, including 1,050,000 shares sold pursuant to the underwriters’ exercise of their over-allotment option to purchase additional shares.
The Company received approximately $79.8 million in net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, acquisitions, working capital, investments and the repayment of indebtedness.
Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager for the offering. Canaccord Adams, Inc., FBR Capital Markets & Co. and Raymond James & Associates, Inc. acted as co-managers.
This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the final prospectus supplement and accompanying prospectus may be obtained from Stifel Nicolaus, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by telephone to (443) 224-1988.
About Horsehead Holding Corp.
Horsehead Holding Corp. is a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace (“EAF”) dust, a hazardous waste produced by the steel mini-mill manufacturing process. Headquartered in Pittsburgh, PA, Horsehead employs over 800 people and has seven locations throughout the U.S.
Source: Horsehead Holding Corp.
Contact: Ali Alavi 724.773.2212